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                                                                      EXHIBIT 12

                          [Simpson Thacher & Bartlett]

                                                                          , 1996

Re: Agreement and Plan of Reorganization and Liquidation dated as of December
       , 1995 between The Hanover Funds, Inc. and Mutual Fund Trust

The Hanover Funds, Inc.
237 Park Avenue
New York, New York 10017

Mutual Fund Trust
125 West 55th Street
New York, New York 10019

Ladies and Gentlemen:

     You have requested our opinion with respect to the federal income tax consequences of certain aspects of the proposed transfer by each Hanover Portfolio1/ of all of its assets to its Corresponding MFT Portfolio solely in exchange for MFT Portfolio Shares of the Corresponding MFT Portfolio and the assumption of all its obligations and liabilities by the Corresponding MFT Portfolio (as described in Section 2(a)(1) of the Agreement) followed by the liquidation of the Hanover Portfolio and the distribution pro rata of such MFT Portfolio Shares to the shareholders of the Corresponding Hanover Portfolio. The series of steps that will occur to effect such transaction are hereinafter referred to as the "Reorganization". This opinion is being delivered pursuant to Sections 7(d) and 8(e) of the Agreement.

     Hanover is a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end investment company of the management type and is comprised of the following separate investment portfolios: The 100% U.S. Treasury Securities Money Market Fund, The U.S. Treasury Money Market Fund, The Government Money Market Fund, The Cash Management Fund, The Tax Free Money Market Fund and The New York Tax Free Money Market Fund (each, a "Hanover Portfolio"). The authorized capital stock of Hanover as of the date hereof consists of ten billion shares of common stock,
each having a par value of $.001 per share. As of           , 1995, there were
outstanding           shares of The 100% U.S. Treasury Securities Money Market
Fund,           shares of The U.S. Treasury Money Market Fund,           shares
of The Government Money Market Fund,           shares of The Cash Management
Fund,           shares of The Tax Free Money Market Fund, and           shares
of The New York Tax Free Money Market Fund.

     MFT is registered under the Act as an open-end diversified investment company of the management type and is organized as a Massachusetts business trust comprised of separate investment portfolios, which include Vista Treasury Plus Money Market Fund, Vista U.S. Government Money Market Fund, Vista Global Money Market Fund, Vista Tax Free Money Market Fund and Vista New York Tax Free Money Market Fund and which is expected to include, at the Effective Time of the Reorganization, Vista 100% U.S. Treasury Securities Money Market Fund (each, an "MFT Portfolio"). MFT's investment portfolios other than the

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1/ Where relevant, capitalized terms not otherwise defined herein have the meanings they have for the purposes of the Agreement and Plan of
   Reorganization and liquidation, dated as of December    , 1995, between
   Hanover and MFT (the "Agreement").
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MFT Portfolios (consisting of Vista Prime Money Market Fund, Vista California
Tax Free Money Market Fund, Vista Tax Free Income Fund, Vista New York Tax Free Income Fund, Vista California Intermediate Tax Free Fund and Vista Federal Money Market Fund) are not parties to the Reorganization.

     MFT has an unlimited number of authorized shares of beneficial interest,
currently without par value, of which as of           , 1995 there were
outstanding the following numbers of shares of the MFT Portfolios:
shares of Vista Treasury Plus Money Market Fund (consisting of           Premier
Shares and           Institutional Shares),           shares of Vista U.S.
Government Money Market Fund (consisting of           Vista Shares,
Premier Shares and           Institutional Shares),           shares of Vista
Global Money Market Fund (consisting of           Vista Shares,
Premier Shares and           Institutional Shares),           shares of Vista
Tax Free Money Market Fund (consisting of           Vista Shares,
Premier Shares and           Institutional Shares), and           shares of
Vista New York Tax Free Money Market Fund (all of the Vista Shares class). There are no outstanding shares of Vista 100% U.S. Treasury Money Market Fund.

     The Agreement was approved by the Board of Trustees of MFT on December 14, 1995 and by the Board of Directors of Hanover on December 13, 1995.

     Upon satisfaction of all conditions precedent set forth in the Agreement, the Reorganization will be effected as set forth in the following summary:

          1. Pursuant to the Agreement, Hanover will cause each Hanover Portfolio to convey, transfer and deliver at the Closing to the MFT Portfolio set forth opposite its name in the table attached to the Agreement as Schedule I (each such MFT Portfolio being the "Corresponding MFT Portfolio" of the Hanover Portfolio set forth opposite its name, and each such Hanover Portfolio being the "Corresponding Hanover Portfolio" of the MFT Portfolio set forth opposite its name) all of the then existing assets of such Hanover Portfolio. In consideration thereof, MFT agrees at the Closing to cause each MFT Portfolio (i) to assume and pay, to the extent that they exist on or after the Effective Time of the Reorganization, all of the obligations and liabilities of its Corresponding Hanover Portfolio and (ii) to issue and deliver to the Corresponding Hanover Portfolio the number of full and fractional shares of that series and class of MFT's shares of beneficial interest, representing Vista shares of such MFT Portfolio ("MFT Portfolio Shares"), as determined in Section 2(c) of the Agreement. Any shares of capital stock, par value $.001 per share, of the Hanover Portfolios ("Hanover Portfolio Shares") held in the treasury of Hanover on the Effective Time of the Reorganization shall thereupon be retired.

          2. At the Effective Time of the Reorganization, each Hanover Portfolio will liquidate and distribute pro rata to its holders of Hanover Portfolio Shares as of the Effective Time of the Reorganization the MFT Portfolio Shares of the Corresponding MFT Portfolio received by such Hanover Portfolio pursuant to Section 2(a) of the Agreement. Such liquidation and distribution will be accompanied by the establishment of an account on the respective share records of each MFT Portfolio in the name of each record holder of Hanover Portfolio Shares of the Corresponding Hanover Portfolio and representing the respective pro rata number of MFT Portfolio Shares of the Corresponding MFT Portfolio due such shareholder. Fractional Corresponding MFT Portfolio Shares will be carried to the third decimal place. Simultaneously with such crediting of MFT Portfolio Shares to the shareholders, the Hanover Portfolio Shares held by such shareholders shall be cancelled.

          3. As soon as practicable after the Effective Time of the Reorganization, Hanover shall take all the necessary steps under Maryland law and Hanover's Articles of Incorporation, as amended and supplemented, to effect a complete dissolution of Hanover and to deregister Hanover under the Act.

     In acting as special counsel to MFT and Hanover with respect to the Reorganization, we have, among other things, reviewed the following documents:

          1. The Agreement;

          2. The proxy statement of MFT dated           , 1996; and
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          3. MFT's Registration Statement on Form N-14 under the Securities Act of 1933, as amended and declared effective by the Securities and Exchange Commission.

     In preparing our opinion, as hereinafter set forth, we have reviewed such other documents and representations by Hanover and MFT relating to the Reorganization and such federal income tax authorities as we deemed relevant under the circumstances. Further, for purposes of this opinion, we have assumed, with your permission and without independent investigation, the following:

          1. Each of the Hanover Portfolios and the Corresponding MFT Portfolios is treated as a separate corporation in accordance with section 851(h) of the Internal Revenue Code of 1986, as amended (the "Code"), and each qualifies as a "regulated investment company" for federal income tax purposes pursuant to section 851 of the Code.

          2. The fair market value of the MFT Portfolio Shares received by the shareholders of each Hanover Portfolio will be approximately equal to the fair market value of the Hanover Portfolio Shares of such Hanover Portfolio surrendered by the shareholders of such Hanover Portfolio in the Reorganization.

          3. There is no plan or intention by the shareholders of the Hanover Portfolios who own 5 percent or more of the shares of any Hanover Portfolio, and to the best of the knowledge of management of the Hanover Portfolios, there is no plan or intention on the part of the remaining shareholders of each Hanover Portfolio as a group, to sell, exchange, or otherwise dispose of a number of MFT Portfolio Shares that would reduce the Hanover shareholders' ownership of such MFT Portfolio Shares to a number of shares having a value, as of the date of the Reorganization, of less than 50% of the value of all of the formerly outstanding Hanover Portfolio Shares of such Hanover Portfolio. In this connection, Hanover Portfolio Shares or MFT Portfolio Shares held by Hanover shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Reorganization will be considered, except for shares which are required to be redeemed at the demand of shareholders by a Hanover Portfolio or MFT Portfolio in the ordinary course of its business as required by Section 22(e) of the Act ("Section 22(e) Redemptions").

          4. No cash or consideration other than MFT Portfolio Shares will be received by the Hanover Portfolios from the MFT Portfolios or distributed to any shareholders of the Hanover Portfolios in liquidation of the Corresponding Hanover Portfolios.

          5. Each MFT Portfolio will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Corresponding Hanover Portfolios immediately prior to the Reorganization. In this connection, amounts used by any Hanover Portfolio to pay its reorganization expenses, amounts paid by the Hanover Portfolios to shareholders who receive cash or other property, and all redemptions and distributions (except for Section 22(e) Redemptions and regular, normal dividends) made by the Hanover Portfolios immediately preceding the transfer will be included as assets of the Hanover Portfolios held immediately prior to the Reorganization. The Hanover Portfolios will pay no amounts to dissenters.

          6. None of the MFT Portfolios has any plan or intention to reacquire any of its shares issued in the Reorganization, subject to the right of MFT Portfolios' shareholders to receive Section 22(e) Redemptions.

          7. Neither Chemical Banking Corporation, The Chase Manhattan Corporation nor any of their affiliates has any plan or intention to sell, redeem or otherwise dispose of any Hanover Portfolio Shares or MFT Portfolio Shares in connection with the Reorganization.

          8. None of the MFT Portfolios has any plan or intention to sell or otherwise dispose of any of the assets of the Corresponding Hanover Portfolios acquired in the Reorganization, except for dispositions made in the ordinary course of business.

          9. The obligations and liabilities of the Hanover Portfolios, if any, to be assumed by the Corresponding MFT Portfolios pursuant to the Reorganization and the liabilities, if any, to which the
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     transferred assets of the Hanover Portfolios are subject were incurred by the Hanover Portfolios in the ordinary course of their businesses.

          10. Following the consummation of the Reorganization, each of the MFT Portfolios will continue the historic business of the Corresponding Hanover Portfolio or use a significant portion of the Corresponding Portfolio's historic business assets in a business.

          11. The shareholders of the Hanover Portfolios will pay their respective expenses, if any, incurred in connection with the Reorganization.

          12. Only certain expenses of Hanover and MFT which are directly related to the Reorganization will be paid by Chemical Banking Corporation and/or The Chase Manhattan Corporation pursuant to section 10 of the Agreement.

          13. There is no intercorporate indebtedness existing between any Hanover Portfolio and the Corresponding MFT Portfolio that was issued, acquired, or will be settled at a discount.

          14. None of the MFT Portfolios owns, directly or indirectly, nor has owned during the past five years, directly or indirectly, any shares of the Corresponding Hanover Portfolios.

          15. The fair market value of the assets of each of the Hanover Portfolios to be transferred to the Corresponding MFT Portfolios will equal or exceed the sum of the liabilities assumed by the Corresponding MFT Portfolios, plus the amount of liabilities, if any, to which the transferred assets are subject.

     Based on the foregoing, and assuming that the Reorganization is effected in accordance with the terms of the Agreement (and exhibits thereto) and that the representations made pursuant thereto by the parties are true at the Effective Time, it is our opinion that for federal income tax purposes:

          (i) the Reorganization will constitute a reorganization within the meaning of section 368(a)(1) of the Code with respect to each Hanover Portfolio and its Corresponding MFT Portfolio;

          (ii) no gain or loss will be recognized by any of the Hanover Portfolios or the Corresponding MFT Portfolios upon the transfer of all the assets and liabilities, if any, of each Hanover Portfolio to its Corresponding MFT Portfolio solely in exchange for MFT Portfolio Shares or upon the distribution of the MFT Portfolio Shares to the holders of Hanover Portfolio Shares solely in exchange for all of their Hanover Portfolio Shares;

          (iii) no gain or loss will be recognized by shareholders of any of the Hanover Portfolios upon the exchange of such Hanover Portfolio Shares solely for MFT Portfolio Shares;

          (iv) the holding period and tax basis of the MFT Portfolio Shares received by each holder of Hanover Portfolio Shares pursuant to the Reorganization will be the same as the holding period (provided the Hanover Portfolio Shares were held as a capital asset on the date of the Reorganization) and tax basis of the Hanover Portfolio Shares held by the shareholder immediately prior to the Reorganization; and

          (v) the holding period and tax basis of the assets of each of the Hanover Portfolios acquired by its Corresponding MFT Portfolio will be the same as the holding period and tax basis of those assets to each of the Hanover Portfolios immediately prior to the Reorganization.

     The payment by Chemical Banking Corporation and/or The Chase Manhattan Corporation of certain expenses of Hanover and MFT which are directly related to the Reorganization (referred to in section 10 of the Agreement) will not affect the opinions set forth above regarding the federal income tax consequences of the exchanges by Hanover and the shareholders of Hanover. However, no opinion is expressed as to any other federal income tax consequences to any of the parties of the payment of such expenses by Chemical Banking Corporation and/or The Chase Manhattan Corporation.

     We express our opinion herein only as to those matters specifically set forth above and such opinion may be relied upon solely by you for the exclusive purpose of ascertaining the federal income tax consequences of
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the Reorganization contemplated in the Agreement to the Hanover Portfolios, the
MFT Portfolios and the shareholders of the Corresponding Hanover Portfolios on their receipt of the MFT Portfolio Shares pursuant to the Agreement.

                                          Very truly yours,